Exhibit 99.38

AMENDMENT TO SHAREHOLDERS AGREEMENT

This AMENDMENT TO SHAREHOLDERS AGREEMENT (this “Amendment”) is made and entered into as of October 26, 2018, by and among the following parties:

(1) IDG Maximum Financial Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“IDG”);

(2) Vincent Tianquan Mo, an individual holding PRC passport No. E30069265 (the “Founder”)

(3) Deanhale Limited, an exempted company incorporated with limited liability under the laws of the British Virgins Islands and wholly owned by the Founder, with its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Founder Entity”); and

(4) IDG Alternative Global Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”).

RECITALS

(A)	WHEREAS, the Parties entered into a Shareholders Agreement dated as of November 2, 2015 (the “Shareholders Agreement”);

(B)	WHEREAS, as of the date of this Amendment, the Company has outstanding Debt Financing, which is due and payable on November 2, 2018;

(C)	WHEREAS, as of the date of this Amendment, the Company is the beneficial owner of (i) the Convertible Notes in the aggregate principal amount of US$200,000,000 and (ii) 5,359,658 Purchased Shares; and

(D)	WHEREAS, the Parties wish to modify certain terms of the Shareholders Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions and Interpretations.

All capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Shareholders Agreement. The rules of interpretation and construction set forth in Section 1.3 of the Shareholders Agreement shall apply to this Amendment.

2. Amendments and Agreement.

From the date hereof, the Founder Entity shall have interest in respect of the Founder Allocated Assets in accordance with the terms hereof. “Founder Allocated Assets” used in this document means the Convertible Note(s) in the aggregate principal amount of US$54,940,000 and 1,472,298 Purchased Shares collectively regardless of any sale of Convertible Note(s) and Purchase Shares by the Company.

Notwithstanding anything to the contrary contained in the Shareholders Agreement, the Parties hereby agree that the Shareholders Agreement shall be amended as follows:

(a) The Founder Entity agrees that the indebtedness owed by the Founder Entity to IDG under the Note shall be fully repaid in accordance with the terms of the Note without any deduction notwithstanding any provisions in the Note and/or the Shareholders Agreement to the contrary (the “Full Repayment of Note”).

(b) Only after the Debt Financing is fully repaid by the Company in accordance with the terms of the Debt Financing and after the Full Repayment of the Note, the Founder Allocated Assets and all rights attached thereto can be transferred to the Founder Entity or other entity/person designated by the Founder Entity, and in that case the Founder Entity's ownership in the Company shall be redeemed without further payment by the Company.

(c) Any disposal by the Company of the Founder Allocated Assets before the Note is due and payable shall require the consent of the Founder Entity. Any transfer of the Founder Entity's shareholding in the Company in the absence of Event of Default (as defined in the Note) shall require the consent of the Founder.

(d) The IDG Initial Loan borrowed by the Company is outstanding as of the date hereof; the Founder and the Founder Entity shall not be responsible for the repayment of the IDG Loans.

(e) Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably required to effectively carry out or better perfect the full intent and purpose of this Amendment; provided that none of the foregoing shall provide any additional rights or obligations to any Parties that conflict with this Agreement.

3. Miscellaneous.

(a) No Further Amendment. Except as expressly amended and/or superseded by this Amendment, the Shareholders Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Shareholders Agreement, except as expressly set forth herein. Upon the effectiveness of this Amendment, the Shareholders Agreement shall thereupon be deemed to be amended as hereinabove set forth as fully and with the same effect as if the amendments made hereby were originally set forth in the Shareholders Agreement. This Amendment and the Shareholders Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Shareholders Agreement. If and to the extent there are any inconsistencies between the Shareholders Agreement and this Amendment, the terms of this Amendment shall control and the Shareholders Agreement shall be interpreted in a manner consistent with this Amendment.

(b) Entire Agreement. Notwithstanding Section 7.3 of the Shareholders Agreement, the Shareholders Agreement as amended by this Amendment constitutes the entire agreement of the Parties with respect to the subject matter set forth in the Shareholders Agreement and supersede any prior understandings, negotiations, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof or thereof.

(c) Additional Provisions. The provisions of Sections 7.2, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.12 and 7.15 of the Shareholders Agreement shall apply mutatis mutandis to this Amendment.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective duly authorized representative.

IDG MAXIMUM FINANCIAL LIMITED

By: /s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective duly authorized representative.

VINCENT TIANQUAN MO

By: /s/ Vincent Tianquan Mo

DEANHALE LIMITED

By: /s/ Vincent Tianquan Mo
Name: Vincent Tianquan Mo
Title: Authorized Signatory

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective duly authorized representative.

IDG ALTERNATIVE GLOBAL LIMITED

By: /s/ Chi Sing Ho
Name: Chi Sing Ho
Title: Authorized Signatory

[Signature Page to Amendment to Shareholders Agreement]